Exhibit 10.26

PRIVILEGED & CONFIDENTIAL

SUBJECT TO FRE 408 AND STATE LAW ANALOGUES

Police & Fire Retirement Sys. of Detroit, et al., v. SafeNet, Inc., et al.

Case No. 06 Civ. 5797 (PAC)

United States District Court for the Southern District of New York

TERM SHEET FOR SETTLEMENT OF CLASS ACTION

The Settling Parties (as defined below) by their respective attorneys hereby agree, subject to approval by the United States District Court for the Southern District of New York (the “Court”), to settle the above-captioned action on the following terms:

1. Settlement Amount: SafeNet, Inc. (“Safenet”) shall pay US $25,000,000 (U.S. twenty-five million dollars) (the “Settlement Amount”), all cash, for the benefit of the members of Class and Subclass (as those terms are defined below).

2. Deposit of Settlement Amount: SafeNet shall cause $500,000 of the Settlement Amount to be deposited into an interest-bearing Escrow Account at Valley National Bank (or at another financial institution that SafeNet consents to) controlled by the undersigned Lead Counsel for Plaintiffs (“Lead Counsel”) within five (5) business days after preliminary approval of the Settlement by the Court. In addition, SafeNet shall cause the balance of the Settlement Amount (i.e., the remaining $24,500,000) to be deposited into the same Escrow Account by the earliest to occur of (a) 21 days before the date that the Court sets as the date for the hearing on final approval of the Settlement; or (b) December 1, 2010.

3. Motion for Preliminary Approval: The parties intend to file, and agree to use their best efforts to consummate and file, a Stipulation of Settlement and joint motion for preliminary approval of the Settlement with the Court not later than August 13, 2010.

4. Settling Parties: The Settling Parties include (a) SafeNet, Anthony Caputo, Carole Argo and Kenneth Mueller (who was dismissed from the First Amended Complaint and who, although named as a defendant in the Second Amended Complaint, has not yet obtained a ruling from the Court on his motion to dismiss that complaint as of the date of the execution of this Term Sheet) (the “Settling Defendants”) and (b) the Lead Plaintiffs, on behalf of themselves and the members of the Class (the “Class”) and the Rainbow Subclass (the “Subclass”) as those terms are defined in the Second Amended Complaint filed on or about March 10, 2010 (the “Complaint”).

5. Released Parties: The Released Parties shall include all persons named as defendants in the Complaint and SafeNet, its past and present trustees, directors, officers, employees, contractors, auditors, principals, agents, attorneys, predecessors, successors, parents (including but not limited to Vector Capital), subsidiaries, divisions and such of their related or affiliated persons or entities as are customarily included as released parties in settlements of this type.

6. Class Certification: The Settling Defendants will stipulate to certification of the Class and the Subclass for settlement purposes only; to the appointment of Lead Plaintiffs Detroit Police & Fire Retirement System of the City of Detroit and Plymouth County Retirement System as Class Representatives for the Class; to the appointment of plaintiff Michael Golde as Class Representative for the Subclass; and to the appointment of Lead Counsel as Class Counsel for the Class and the Subclass.

7. The Class’ Release:

(a) Upon final judicial approval of the Settlement, the members of the Class and the Subclass will release as against the Settling Defendants and the other Released Parties all “Released Claims,” which shall mean all claims and causes of action of every nature and description, whether known or unknown, whether arising under federal, state, common or foreign law, that Lead Plaintiffs or any other member of the Class or Subclass (i) asserted in the Complaint, or (ii) could have asserted in any forum that arise out of or are based upon the allegations, transactions, facts, matters or occurrences, representations or omissions involved, set forth, or referred to in the Complaint and that relate to the purchase of the common stock of SafeNet, Inc. during the Class Period as defined in the Complaint, except for claims relating to the enforcement of the Settlement.

(b) The final order and judgment to be entered in this action shall provide for the dismissal with prejudice of all claims asserted in the Complaint, and for the release of all Released Claims as against the Settling Defendants and the other Released Parties.

8. The Released Parties’ Release:

(a) Upon final judicial approval of the Settlement, the Settling Defendants, on behalf of themselves and the other Released Parties, will release as against all plaintiffs in the consolidated action, and their respective attorneys, and any other Class or Subclass member (and all of their respective related or affiliated persons or entities as are customarily included as released plaintiff parties in settlements of this type) (collectively, the “Released Plaintiff Parties”) any “Released Parties’ Claims,” which shall mean all claims and causes of action of every nature and description, whether known or unknown, whether arising under federal, state, common or foreign law, that arise out of or relate in any way to the institution, prosecution, or settlement of this action or any of the claims that were asserted therein, except for claims relating to the enforcement of the Settlement. In addition, SafeNet shall exercise its best efforts to cause former defendants Thomas A. Brooks, Ira A. Hunt., Jr., Bruce R. Thaw, Arthur L. Money, Shelley A. Harrison, and Andrew E. Clark (each of whom, the Parties agree, are Released Parties), to provide a signed release of any Released Parties’ Claims that they may have against any of the Released Plaintiff Parties. In the event that any of former defendants

Thomas A. Brooks, Ira A. Hunt., Jr., Bruce R. Thaw, Arthur L. Money, Shelley A. Harrison, and Andrew E. Clark does not provide a signed release of any Released Parties’ Claims that they may have against any of the Release Plaintiff Parties, the Class and Subclass shall not be required to provide the release described in Paragraph 7(a), nor shall the final order be required to provide the release language described in Paragraph 7(b), as to such former defendant(s).

(b) The final order and judgment to be entered in this action shall provide for the release of any Released Parties’ Claims as against the Plaintiffs and the other Released Plaintiff Parties.

9. Not a Claims-Made Settlement: This is not a claims made settlement; there will be no reversion.

10. Opt-Outs: In the event that 10% of the Class and Subclass validly opts out of the Settlement, SafeNet shall have the option of terminating the settlement and withdrawing any motion for approval of the settlement. This termination provision shall be set forth in a separate side-letter agreement, but this paragraph and the side-letter shall be kept confidential and non-public by the parties unless otherwise directed by the Court or if required by applicable securities or other law.

11. Claims Administration and Plan of Allocation: The Settling Defendants will not have any involvement in the selection of the claims administrator, the claims administration process, or the plan of allocation of the Settlement proceeds. The claims administrator shall be selected solely by Lead Counsel, and the plan of allocation will be proposed solely by Lead Counsel, subject to Court approval. The Settling Defendants shall not object to such proposed plan of allocation.

12. Costs of Notice and Settlement Administration: Notwithstanding the fact that the “Effective Date” (as will be defined in the Stipulation) has not yet occurred, Lead Counsel may pay from the Escrow Account the actual costs of notice and settlement administration without further order of the Court. In the event that the Settlement is not consummated, money paid or incurred for this purpose, including any related fees, shall not be returned or repaid to the Defendants or their insurance carriers.

13. Lead Counsel’s Attorneys’ Fees and Expenses: Lead Counsel’s attorneys’ fees and expenses, as may be awarded by the Court, shall be paid from the Escrow Account immediately upon approval of the Settlement by the Court, notwithstanding any objections or appeals, provided that, if the order approving the settlement is reversed on appeal and the Settlement is not approved, such fees and expenses shall be repaid to SafeNet, with interest from the date of payment at the same rate as would have been earned had the funds remained in the Escrow Account. Neither the Settling Defendants nor any other Released Party shall take a position with respect to Lead Counsel’s request for attorneys’ fees and expenses.

14. Stay of Proceedings: Upon the execution of this Agreement, the parties shall promptly request that the current court proceedings be suspended.

15. Rule 11 Compliance: The Settling Defendants and Lead Plaintiffs agree that each has complied fully with the strictures of Rule 11 of the Federal Rules of Civil Procedure, and that the proposed final judgment will contain a statement to reflect this compliance.

16. Preparation of Final Settlement Documentation; Resolution of Disputes: The Stipulation of Settlement shall contain such additional terms and conditions as are customary in securities class action settlements, or as may be necessary or appropriate to effectuate the intent of this Term Sheet. Any disputes under this Term Sheet, including any unresolved disputes concerning language to be included in the final “long-form” settlement documentation, will be resolved by the Hon. Nicholas Politan (U.S.D.J., ret.), who has full authority to make binding determinations.

17. Binding Agreement: This Term Sheet is intended by the Parties hereto to be a binding agreement that sets forth the terms and obligations of the Parties in connection with the Settlement, and the Parties hereto shall use their best efforts to consummate the Settlement contemplated herein.

18. Authority: The undersigned counsel represent that they have authority from their respective clients to execute this Term Sheet on their behalf.

IT IS HEREBY AGREED by the undersigned as of July 9, 2010.

BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP

By:	/s/ William C. Fredericks
Max W. Berger
William C. Fredericks

LABATON SUCHAROW LLP

By:	/s/ Jonathan Gardner (by Carl J. Scolato)
Lawrence A. Sucharow
Jonathan Gardner

Co-Lead Counsel for Plaintiffs and the Proposed Class and Sub-Class

SULLIVAN & CROMWELL LLP

By:	/s/ Richard H. Klapper
Richard H. Klapper
Andrew H. Reynard

Counsel for Defendant SafeNet, Inc.

ARNOLD & PORTER, LLP

By:	/s/ John A. Freedman
John A. Freedman
Joshua P. Wilson

Counsel for Defendant Anthony A. Caputo

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Paul A. Engelmayer
Paul A. Engelmayer
Matthew B. Holmwood

Counsel for Defendant Carole Argo

DLA PIPER LLP

By:	/s/ Jonathan King
Jonathan King
Samuel Isaacson

Counsel for Defendant Kenneth Mueller